EXHIBIT 99.1

NEWS RELEASE

J. Lanier Little Named Executive Vice President

Experienced Banker and Former Wells Fargo Executive will oversee
First Niagara’s Consumer Banking Group

LOCKPORT, NY - February 4, 2008 - First Niagara Bank, the banking subsidiary of First Niagara Financial Group, Inc. (the “Company”) (Nasdaq: FNFG) today announced the appointment of J. Lanier (“Lanny”) Little as executive vice president, consumer banking. As a member of First Niagara’s Senior Leadership Team, Little will lead the development and execution of First Niagara’s consumer banking strategy.

Little brings more than 35 years of banking experience to the position. He joins First Niagara from Wells Fargo in Milwaukee, WI., where he had direct management responsibility for Wells Fargo’s community banking operations in three states as regional president, for the Wisconsin, Illinois and Michigan Region.

“We firmly believe that First Niagara clearly demonstrates the expertise, passion and customer commitment that consumers look for in a bank,” said President & CEO John R. Koelmel. “Our objective is to be the best at serving customers. This type of vision requires the support of experienced banking professionals, like Lanny, who have a proven record of success. We are very pleased to welcome him to the First Niagara team.”

In his new role, Little will be responsible for the oversight of Consumer Banking operations, which includes retail branch banking, residential mortgage, consumer lending, municipal banking, and alternative delivery channel management.

While at Wells Fargo, Little served as a member of a number of company-wide committees, including the Business Lending Policy Committee, the Consumer Deposits Product Advisory Committee, the Home Equity Product Group Advisory Committee, and Group Level ALCO.

Little earned a bachelor’s degree in Business Management from Central College in Pella, IA and also completed graduate coursework at Rutgers University, Stonier Graduate School of Banking, in New Brunswick, NJ.

He has recently relocated to Western New York from Milwaukee.

ABOUT FIRST NIAGARA

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $8.1 billion and deposits of $5.5 billion. First Niagara Bank is a full-service, community-focused bank that provides financial services to individuals, families and businesses through 110 branches and four Regional Market Centers across Upstate New York. For more information, visit www.fnfg.com.

Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer and Treasurer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com